UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only
☐	Definitive Proxy Statement		(as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to Rule 14a-12
SIERRA BANCORP
(Name of Registrant as Specified In Its Charter)
PATRICIA L. CHILDRESS AND CAROL A. BATES
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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IMPORTANT MESSAGE ABOUT YOUR INVESTMENT IN SIERRA BANCORP

Patricia L. Childress
c/o The Altman Group, Inc.
1200 Wall Street West
Lyndhurst, NJ 07071

April 22, 2008

Dear Fellow Stockholder:

My name is Patricia L. Childress (Trish) and you may have recently seen an announcement that I am seeking a seat on the board at Sierra Bancorp, the Bank of the Sierra's parent company. My family has been a significant investor in Sierra Bancorp for over 30 years and my recently deceased brother Greg Childress served proudly on the board for over 10 years.

My sister, Carol Bates, and I are working together in seeking your proxy to vote your shares in support of my election to the board of directors. Very soon you will be receiving our proxy statement and white proxy card asking you to sign, date and return the proxy card supporting me.  I look forward to speaking with you, my fellow stockholders, and encourage you to contact me.

As the largest stockholders of Sierra Bancorp stock (12.5%), Carol and I have been very concerned with the actions of the current board over the last year and feel that a stockholder representative needs to be on the board to protect your best interests. In our opinion, the current board has engaged in excessive compensation practices and has a poor corporate governance culture.

For example, in its review of Sierra Bancorp published on May 10, 2007 one of the world's leading independent proxy advisory services, Institutional Shareholder Services (ISS), did not rate the board highly, giving them negative assessments in 4 of 8 criteria. Interestingly, as to the director nomination process, ISS observed that the board does not have a formal nominating committee but rather the whole board acts as the nominating committee. The problem with this practice is that, without a committee comprised only of independent directors, the board's accountability to shareholders suffers and the board members can insulate their positions from shareholder involvement.

Furthermore, ISS recommended that Sierra Bancorp stockholders vote against the stock incentive plan because of the resulting high dilution levels affecting all of us. And a significant block of the non-management investors did, in fact, vote against the plan. (The executive officers and directors at the time of last year's stockholder meeting owned 2,162,739 voting shares and they claim that shareholders friendly to management own another substantial number. Of course, as the beneficiaries of the plan, these shares were voted in favor of the plan.) The voting data below was taken from Sierra Bancorp's own 10-Q filed in June of 2007.

2007 Stock Incentive Plan:
For: 4,278,205 shares
Against: 1,869,045 shares
Abstain: 99,978 shares

Over 30% of the shares that voted last year were not in favor of the plan!! In fact, if you take out the officers, directors and their friends' shares, who voted for it?

IMPORTANT MESSAGE ABOUT YOUR INVESTMENT IN SIERRA BANCORP

This sizable opposition should have clearly sent a message to our board that investors are not happy. Well...you would think it would.

Sierra Bancorp, our Company, is owned by its stockholders and it is the board's duty to act in all our best interests. Most of the members of the current board have been directors for over 30 years. Can they really call themselves independent with such long tenures? I have tried to work with the members of the current board. We shared with them our concerns and requested that they nominate me to board. I was rebuffed. The board never bothered to contact me, let alone interview me for a board seat, and it is standard procedure to interview potential board candidates.

We need a strong, independent board that will act in the best interests of all stockholders. As the largest stockholders in the Company my sister and I have a vested interest in making sure that happens. Please contact my proxy firm, The Altman Group, toll free at (866) 387-0017 if you have any questions or need any assistance.

Sincerely,

Trish Childress

YOU ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BECAUSE THE PROXY STATEMENT AND OTHER DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO PATRICIA CHILDRESS AND CAROL BATES IN OUR PROXY SOLICITATION OF THE SHAREOWNERS OF SIERRA BANCORP FOR USE AT BANCORP'S MAY 21, 2008 ANNUAL MEETING. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO ALL SHAREOWNERS OF BANCORP AND WILL BE AVAILABLE FOR FREE, ALONG WITH ANY OTHER RELEVANT DOCUMENTS, AT THE SEC'S WEBSITE AT SEC.GOV/EDGAR/SEARCHEDGAR/COMPANYSEARCH.HTML  YOU MAY ALSO ACCESS THE SEC WEBSITE TO REVIEW DISCLOSURES REGARDING OUR SHARE HOLDIINGS AS FILED IN OUR FORM 13D AND FORMS 3 AND 4.